EXHIBIT 10.1

Software Development Agreement between Airborne Wireless Network and Thinking Differently Technologies.

THINKING DIFFERENT TECHNOLOGIES B.V. (TDT)

AND

AIRBORNE WIRELESS NETWORK (ABWN)

SOFTWARE DEVELOPMENT

AGREEMENT

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THIS SOFTWARE DEVELOPMENT AGREEMENT is made effective as of _________________, 2017 (“Agreement”).

BETWEEN:

TDT SYSTEMS, INC. a corporation formed pursuant to the laws of NETHERLANDS, whose principal office is located at Schoonoord Road, 2215 EH Voorhout, The Netherland (TDT); and

ABWN WIRELESS NETWORK, a corporation formed pursuant to the laws of Nevada, whose office located at 4115 Guardian, Street Suite C, California. (“ABWN”).

WHEREAS:

A.: TDT provides certain software development and related technical services to certain industries;

B. ABWN is in the business of developing a wholesale fully-meshed high speed broadband airborne wireless network labeled (“Infinitus” an Information Super Highway);

C. ABWN desires to engage the services of TDT to develop certain software for use by ABWN in connection with ABWN’s development of “Infinitus”, on the terms and subject to the condition in this Agreement;

D. TDT desires to develop solely for ABWN, software to be used by ABWN, in connection with ABWN’s development of “Infinitus”, on the terms and subject to specified in this Agreement;

NOW, THEREFORE, in consideration mutually promises, covenants and undertakings specified herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, the parties hereto agree with each other as follows;

1.	DEFINITIONS

1.1	In this Agreement

“Acceptance” means the satisfactory completion of Alpha Testing and Beta Tests as contemplated in Articles 6 and 7 of this Agreement;

“Acceptance Tests” are the acceptance test provisions of any Design Specifications, the satisfactory completion of which shall also be specified as “Milestones.”

“Effective Date” means _______________.

“TDT Project Coordinator/Liaison” means the person from time to time assigned by TDT to co-ordinate TDT’s involvement in the work performed hereunder and whose name shall be provided to ABWN by TDT.

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“ABWN Project Coordinator/Software Development Manager” means the person from time to time assigned by ABWN to supervise the performance of any work hereunder and whose name shall be provided to TDT by ABWN.

“Application Software” means the software modules or components which perform the functions and comply with the proposal and specifications identified or set forth in the Design Specifications. Each Application Software module or component, specification and proposal included or referred to in the Design Specifications is expressly incorporated herein by reference. Application software includes all software related to the development, implementation and control of ABWN’s “Infinitus” system of an ABWN meshed Radio Frequency (RF) network, ABWN’s hybrid RF/Laser Synchronization, and all associated software, its documentation and other related instructions. The Application Software shall be delivered in machine readable object code form.

“Custom Software” shall mean the Application Software Specifications and the Documentation.

“Delivery Order” is an order in the form of Schedule 1 to this agreement or any other form of written request submitted by ABWN and ultimately signed by both parties pursuant to which ABWN and TDT agree to additional terms on which work will be performed and the detail of the work to be performed.

“Design Specifications” means, at a minimum (unless otherwise mutually agreed in writing by the parties), system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for improvements, enhancements or other alterations required by ABWN to be made to the Custom Software, or for new products or services related to the foregoing.

“Documentation” shall mean all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for the complete understanding and use of the functionality of the Application Software, including materials useful for design (e.g., logic manuals, flow diagrams and principles of operation) and machine-readable text of graphic files subject to display or print-out.

“Implementation Schedule” means the Custom Software implementation schedule in any Delivery Order.

“Intellectual Property Rights” means any intellectual property rights anywhere in the world whether registrable or not and whether now known or arising hereafter, including, patent, trademarks, service marks, trade names, business names, designs, copyright, database rights and related rights, topography rights, trade secrets, know-how as well as applications for and the right to take action in respect of such rights, and references herein to “Intellectual Property” will be construed accordingly;

“Confidential Information” means all proprietary material all non-public business related information, written or oral, that ABWN discloses or makes available to TDT directly or indirectly, through any means of communication, observation or coordination.

“Milestone” means a progress milestone referred to in any Implementation Schedule.

“Project” means any project for the development and delivery of Custom Software under this Agreement pursuant to one or more Delivery Orders.

“Term” means the term of this Agreement as set out in Article 14 of this Agreement, as that term may be extended or terminated in accordance with the provisions hereof.

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2.	DEVELOPMENT SERVICES TO BE PROVIDED BY TDT

2.1

ABWN hereby retains the services of TDT to develop the Custom Software in accordance with Design Specifications. TDT shall develop, deliver, help integrate, support and maintain the Custom Software as required by the provisions of this Agreement.

2.2

ABWN shall deliver to TDT a Delivery Order for each Project. TDT shall countersign each Delivery Order and send it to ABWN, to be received by ABWN within a commercially reasonable period of time after receipt to TDT of the original Delivery Order. Each Delivery Order shall include an Implementation Schedule, and may be varied by written agreement between the parties to specify the terms on which the parties agree that TDT shall undertake the requested work.

2.3

In the event the Custom Software does not otherwise meet ABWN’s requirements (including as to ownership and/or other rights in respect of it); then, without prejudice to its other rights under, ABWN is entitled, at its option, to either perform the work itself or to commission such Custom Software from one or more third parties. In such event, TDT shall not unreasonably refuse ABWN access to relevant interface definitions, source code and other information and material as reasonably necessary for development of such Custom Software, subject to ABWN’s agreement to appropriate confidentiality provisions at least as protective as those set forth herein for protection of such definitions, source code and other information and materials. In addition, each such third party shall be deemed to be an ABWN “Recipient.”

2.4

The parties agree that, notwithstanding any other provision(s) of this Agreement, they may in their discretion mutually agree (in writing) to vary and/or dispense with any or all of the product ordering, development, testing and acceptance procedures set out in this Agreement.

3.	IMPLEMENTATION AND ACCEPTANCE OF DESIGN SPECIFICATIONS AND CUSTOM SOFTWARE

3.1

On execution of a Delivery Order, TDT shall, with ABWN’s cooperation, gather the necessary detailed requirements and develop and deliver to ABWN a set of Design Specifications meeting ABWN’s requirements as set out in such Delivery Order. The authorized representative of TDT shall certify to ABWN in writing that such Design Specifications are fully capable of meeting ABWN’s requirements as contained in such Delivery Order, except as expressly agreed to otherwise in writing by ABWN. Such Design Specifications shall be delivered to ABWN on or before the specified time set forth in the Implementation Schedule. Within a mutually agreed upon date after the delivery of such Design Specifications to ABWN, ABWN shall notify TDT in writing of its acceptance or reasonable good faith rejection of such Design Specifications. If such Design Specifications are rejected, ABWN will specify the reasons for such rejection in such notice and TDT shall, within a commercially reasonable period of time, revise and re-deliver amended Design Specifications to ABWN for acceptance. If ABWN again reasonably and in good faith rejects the amended Design Specifications, ABWN shall within five (5) days of such rejection send TDT written notice of same which shall specify the reasons for such rejection; and ABWN shall have the right to terminate such Delivery Order pursuant to Section ___ of this Agreement. If ABWN has neither accepted nor rejected such Design Specifications within a reasonable amount of time after the delivery thereof (being not less than 30 days from receipt by ABWN), such Design Specifications shall be deemed to have been accepted by ABWN.

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3.2	TDT shall ensure that the Design Specifications:

3.2.1	Adequately and accurately provide for the implementation of the functions to be performed by the Custom Software as described in the Delivery Order;

3.2.2

Are written in a language readily comprehensible to ABWN’s employees and consultants involved in work which relates to such Custom Software (and similarly as to all reference portions of other documents);

3.2.3	Do not refer to any document not provided to or in the possession of ABWN; and

3.2.4

Include a module overview, definition or logical and data processing flows, module processing logic, module inputs, module outputs, file/database structure, module interfaces and module processing components.

3.3

TDT will ensure that as far as reasonably possible the Design Specifications include provision for necessary third party software and compatible operating and infrastructure environment. ABWN will use reasonable efforts to identify for TDT any issues which ABWN believes are relevant to the operating environment and infrastructure relating to the Custom Software.

4.	PROJECT MANAGEMENT; DELIVERY

4.1	Project Coordinators

	4.1.1	Each party shall designate, upon commencement of this Agreement, a Project Coordinator to be assigned by that party to supervise the work hereunder:

4.1.2	The first point of contact(POC) shall be the TDT Project Coordinator/Liaison (LNO) for TDT and shall be the ABWN Project Coordinator/Software Manager for ABWN.

4.1.3	Either party may change its Project Coordinator from time to time and shall immediately notify the other party of any such change.

4.1.4

For purposes of any Delivery Order, the TDT Project Coordinator and the ABWN Project Coordinator shall also coordinate the services provided pursuant to such Delivery Order, unless otherwise agreed, prior to signing the acknowledgement of the Delivery Order.

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4.2	Periodic Progress Reports

4.2.1	TDT shall provide periodic progress reports as agreed and assigned in any Delivery Order.

4.3	Change Order Procedure

4.3.1	All changes to the Design Specifications or to any Delivery Order must be requested in writing and require mutual agreement, in accordance with the procedure set forth in Schedule 2 attached hereto and incorporated herein by reference.

4.3.2	Evaluation and/or implementation of requested changes may or may not result in any modification to the Development Fee (as defined in Section 8.1 of this agreement), Implementation Schedule or other terms of this Agreement. TDT assumes the risk of any work performed or action taken by TDT based upon oral statements, or on documents or notations, not in accordance with the Design Specifications, this Section 4.3, any Delivery Order and such Schedule 2.

4.3.3	If the Delivery Order will in TDT’s reasonable opinion, require a delay or an extension of the completion date of the software, or an increase of cost, then TDT and ABWN may in that case elect to either

a)	Withdraw the proposed Delivery Order, or

b)	Require TDT to deliver the software with the proposed change, subject to the delay or additional expense

5.	PERFORMANCE

5.1

Performance of work associated with the development of Custom Software shall be carried out in accordance with the relevant Delivery Order, subject to any changes agreed under Section 4.3 of this Agreement.

5.2	TDT shall use all due skill and care in developing the Custom Software.

5.3	Time shall be of the essence of the performance of the work under a Delivery Order, which shall also mean in relation to any Milestone.

5.4

In the event any Milestone is not met due to any delay caused by acts or omissions of TDT, and subject to any changes in the Implementation Schedule agreed in writing under Section 4.3 of this Agreement or otherwise or any extensions as provided for below in this Section 5.4, ABWN shall not be required to remit the relevant payment except for properly incurred actual out of pocket expenses, as evidenced by appropriate written documentation, which is associated with such Milestone, until such Milestone is met. To the extent that TDT reasonably and in good faith believes that a Milestone is not met or is expected to not be met due to any acts or omissions of ABWN, the parties will, acting reasonably and in good faith, agree to an equitable extension of the deadline for such Milestone. In the absence of such Agreement, the Dispute Resolution Procedure will be applied to agree upon an extension. In the event that the deadline for a Milestone, as extended, is again not met or is expected not to be met due to any acts or omissions of ABWN, the same extension procedure shall apply. The parties acknowledge and agree that TDT will not be deemed to have failed to meet a Milestone for which the deadline has passed, if such Milestone is subject to good faith extension negotiations.

5.5	Additionally, TDT shall use commercially reasonable efforts to ensure that such delay does not result in the delay of later Milestones.

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5.6

In the event that the parties have agreed that, in respect of any individual Delivery Order, ABWN has a right of termination at any Milestone due to TDT’s failure to meet such Milestone on a timely basis pursuant to Section 5.4, then in the event that ABWN exercises such right of termination, unless otherwise agreed in writing, ABWN shall pay to TDT the full amount due to TDT, up to and including the last achieved Milestone, (including any percentage of the Milestone payment currently withheld by ABWN under the agreed payment structure) in which event:

5.6.1	TDT shall assign to ABWN all the Intellectual Property Rights in and, unless agreed otherwise, the corresponding source code for, such partially completed Custom Software; or

6.	ACCEPTANCE TESTING

6.1

After TDT has certified to ABWN in writing that the Custom Software has been delivered and installed, that TDT has tested the Custom Software and the Custom Software is fully operational and fully integrated with any and all pre-existing software or equipment in the ABWN environment in which the Custom Software must operate and is ready for acceptance testing by ABWN; ABWN shall conduct ABWN Alpha Testing, as set out in the Design Specifications (“ABWN Alpha Testing”) at a time which is convenient for both parties and in accordance with the relevant Implementation Schedule.

6.2	TDT personnel will be entitled to be present for the ABWN Acceptance Testing.

6.3

If the Custom Software fails the Alpha Testing, ABWN shall so notify TDT in writing within a reasonable period following such failure specifying the nature of the failure, and TDT shall use all reasonable efforts to correct the failure after which ABWN shall repeat the ABWN Alpha Testing, using the same procedure.

6.4	If the Custom Software again fails to pass the ABWN Alpha Testing, either ABWN or TDT shall have the option to terminate, in whole or in part, the applicable Delivery Order.

6.5

In the event of termination under Section 6.4 above, unless otherwise agreed in writing, ABWN shall pay to TDT the full amount due to TDT, up to and including the last achieved Milestone, in which event TDT completed.

6.5.1	shall assign to ABWN all the Intellectual Property Rights in and the corresponding source code for, such partially completed Custom Software.

7.	BETA TESTING

7.1

Upon successful completion of ABWN Alpha Testing, ABWN shall use the Custom Software on its own environment for an initial thirty (30) day period or as otherwise agreed in writing, as set forth in the relevant Implementation Schedule, for the processing of ABWN’s data in an operational environment (the “Beta Test”). The Beta Test shall be successfully completed upon notice from ABWN to TDT that ABWN is satisfied, in its reasonable good faith discretion, that for a mutually agreed-upon period, (i) all of the functions of the Custom Software have been provided and perform in accordance with this Agreement and the Design Specifications, and (ii) all reliability and performance standards have been met or exceeded (the “Final Custom Software Acceptance”).

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7.2

If the Custom Software fails to pass the Beta Test, ABWN shall so notify TDT in writing specifying the nature of such failure(s) in reasonable detail and TDT shall use all reasonable efforts to correct the specified failure(s) after which ABWN shall commence a second Beta Test.

7.3

If ABWN reasonably and in good faith determines that the Custom Software fails to pass this second Beta Test, ABWN shall have, upon written notice to TDT, the option to terminate, in whole or in part, the applicable Delivery Order. In the event of such termination, unless otherwise agreed in writing, ABWN shall pay to TDT the full amount due to TDT, up to and including the last achieved Milestone, in which event TDT shall assign to ABWN all the Intellectual Property Rights in and, unless agreed otherwise, the corresponding source code for, such partially completed Custom Software.

8.	PRICE AND PAYMENT

8.1

In consideration for the development of the Design Specifications and the discharge of TDT’s obligations under this Agreement, ABWN shall pay to TDT a fee; which shall not exceed One Million Dollars, ($1,000,000) (the “Development Fee”). The Development Fee forthe of Custom Software shall be as agreed under each Delivery Order on the principles set out in this article, or as subsequently varied by written agreement between the parties from time to time.

8.2

ABWN, in its sole and absolute discretion, shall have the option to pay a Quarterly Progress Development Fee, not to exceed 25% or any portion thereof, by the issuance to TDT of that number of shares of ABWN’s common stock equal to the Quarterly TDT payment as determined by dividing the amount of such Quarterly Progress Development Fee by the 120 day average volume weighted average price of ABWN’s common stock determined on the date of acceptance by ABWN of the Milestone for which such Quarterly Development Fee is due and payable. Schedule 3

8.3

Payment of the Software Development Fee for each Month’s personnel work accepted by ABWN will be made by ABWN in accordance with the payment provisions of the relevant Implementation Schedule. ABWN agrees to pay TDT a fixed monthly fee of 9,000 EUROS per software developer and LNO base on the monthly development schedule and change order. This is the net cost to ABWN to include all taxes and fees. For planning purpose in concept ABWN agrees to the following:

Months 1 to 3 – LNO plus not to exceed three software developers

Months 4 to 6 – LNO plus not to exceed six software developers

Months 7 to 12 – LNO plus not to exceed nine software developers

8.4	TDT shall provide defect correction on all Custom Software during the Warranty Period (as defined in Paragraph 9.3.6) at no cost to ABWN.

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8.5

TDT shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate TDT charges hereunder, and TDT shall retain such records for a period of six (6) years from the date of final payment hereunder.

8.6

ABWN shall have the right to audit or have audited the books and records of TDT relating to the amounts invoiced to ABWN hereunder for the purpose of verifying the amounts due and payable hereunder, upon at least five (5) business days’ notice to TDT. TDT shall afford access to ABWN’s representatives for the purpose of performing such audits. The cost of such audit shall be at ABWN’s expense; provided, however, that TDT will pay the cost of such audit, if such audit reveals any overpayment which, in the aggregate, is greater than three percent (3%) of the amount which was actually due for the period being audited.

8.7

In the event that any payments hereunder become due and payable by one party (the “Owing Party”) at a time when there is a bona fide claim (i.e. a disputed or overdue payment as opposed to an amount owed in the normal course) against the other party (the “Owed Party”) by the Owing Party, the Owing Party shall be entitled to pay any such amount into a joint interest-bearing deposit account in the joint names of Owing Party’s attorneys and the Owed Party’s attorneys (the “Escrow Account”) pending resolution of such claim in accordance with the Dispute Resolution Procedure. Upon resolution of such claim, the Owed Party shall be entitled to payment from the Escrow Account of an amount which does not exceed the amount due to it from the Owing Party in relation to the resolved claim, with the balance standing to the credit of the Escrow Account being payable to the Owing Party. Interest accrued in the Escrow Account shall be apportioned pro rata between the payments made out of the Escrow Account as referred to above.

9.	WARRANTIES AND REPRESENTATIONS

9.1	Each party hereby represents and warrants to the other that:

9.1.1

party has all requisite power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorized and approved by such party;

9.1.2

the execution and delivery of this Agreement by such party, and the consummation by such party of the transactions contemplated herein, will not breach or violate the organizational documents or any material contract, agreement, instrument, judgement, law or license which is applicable to such party, or to which such party is obligated; and

9.1.3

it shall be responsible for obtaining any consent, approval or authorization of, or notice to, any governmental or regulatory authority or agency which is required to be obtained by such party in connection with its execution, delivery and performance of this Agreement.

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9.2	TDT hereby warrants and represents to ABWN as follows:

9.2.1

The Custom Software to be developed by or on behalf of TDT hereunder shall be of professional quality and will conform to generally accepted standards for software applicable to the Custom Software. Any services performed by or on behalf of TDT which are determined by ABWN to be to be of less than professional quality or which contain errors or defects shall be corrected by TDT without charge.

9.2.2

The Design Specifications and Custom Software developed by or on behalf of TDT will contain only (i) original material created by or on behalf of TDT or (ii) material which has been properly licensed from third parties and has been used by or on behalf of TDT in accordance with the licenses for such materials, provided that the inclusion of all such third-party materials shall have been agreed to by ABWN.

9.2.3

Neither any Design Specifications nor any Custom Software developed by or on behalf of TDT under any Delivery Order has been or will be assigned, transferred or otherwise encumbered, and neither any Design Specifications nor any Custom Software developed by or on behalf of TDT nor any portion thereof, infringes any patents, copyrights, trade secrets, or other proprietary rights of any third party, and TDT has no reason to believe that any such infringement or claims thereof could be made by third parties.

9.2.4

TDT has obtained or will obtain all necessary rights and licenses to third party materials included in the Design Specifications or Custom Software developed by or on behalf of TDT to enable ABWN to use and allow use of the Design Specifications and Custom Software developed by or on behalf of TDT for the purposes allowed hereunder and has provided or will provide to ABWN copies of all documents granting all such rights and licenses.

9.2.5

To the best of TDT’s knowledge, the Custom Software developed by or on behalf of TDT, upon Acceptance by ABWN, shall be free of any and all back doors, malware, “time bombs,” and (as agreed) copy protect mechanisms which may disable the Custom Software developed by or on behalf of TDT or such other software, and TDT agrees to ensure that no data is lost as a result of same that was present in the Custom Software developed by or on behalf of TDT when accepted by ABWN. In addition, TDT warrants that its quality assurance procedures include testing the Custom Software developed by or on behalf of TDT for viruses using such virus testing utilities as are agreed from time to time between the parties.

9.2.6

The Custom Software developed by or on behalf of TDT shall function properly and in substantial conformity with the relevant Design Specifications and/or Delivery Order for a period of twelve months after the relevant Final Custom Software Acceptance (“the Warranty Period”). During the Warranty Period, TDT shall, as soon as possible, correct any defects identified by TDT or by ABWN at no cost.

9.3	ABWN hereby warrants and represents to TDT as follows:

9.3.1

The Design Specifications and Custom Software developed by ABWN hereunder will contain only (i) original material created by ABWN or such third party; or (ii) material which has been properly licensed from third parties and has been used by ABWN or such third party in accordance with the licenses for such materials.

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9.3.2

Neither any Design Specifications nor any Custom Software nor any portion thereof developed by ABWN or a third nor any portion thereof, infringes any patents, copyrights, trade secrets, or other proprietary rights of any third party, and ABWN has no reason to believe that any such infringement or claims thereof could be made by third parties.

9.3.3

ABWN has obtained or will obtain all necessary rights and licences to third party materials included in the Design Specifications or Custom Software developed by ABWN or a third party to enable TDT to use and allow use of such Design Specifications and Custom Software for the purposes allowed hereunder and has provided or will provide to TDT copies of all documents granting all such rights and licenses.

9.3.4

To the best of ABWN’s knowledge all Custom Software developed by ABWN or a third party and provided to TDT hereunder shall be free of any and all “time bombs,” malware, disabling mechanisms and (as agreed) copy protect mechanisms which may disable such Custom Software or any other software, and ABWN agrees to ensure that no data is lost as a result of same that was present in such other software. In addition, ABWN warrants that such Custom Software shall be subject to quality assurance procedures which shall include testing of such Custom Software for viruses using such virus testing utilities as are agreed from time to time between the parties.

9.3.5

In the event TDT notifies ABWN of any defects in the Custom Software developed by ABWN or a third party and provided to TDT hereunder ABWN shall, as soon as possible, correct any such defects identified by TDT at no cost to TDT.

9.4

NO OTHER REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE WITH RESPECT TO THE CUSTOM SOFTWARE OR ANY OTHER SOFTWARE OR SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.	CONFIDENTIALITY

10.1	Each Receiving Party shall:

10.1.1	keep all Confidential Information confidential;

10.1.2	not disclose any Confidential Information to any person, other than in accordance with this Article 10, unless it first obtains the Disclosing Party’s written consent; and

10.1.3

not use any Confidential Information for any purpose other than the performance of its obligations under this Agreement or, in the case of TDT, using and allowing the use of, and the management, support, maintenance or development of, the Custom Software.

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10.2

TDT may disclose Confidential Information to its employees, customers, and to third parties (and their employees) contracted (or with whom TDT is negotiating with a view to contracting) (each a” Recipient of TDT”) to provide auditing, hardware or software facilities management, support, maintenance or development services to TDT, to the extent reasonably necessary for the purposes of this Agreement.

10.3

During the term of this Agreement ABWN may disclose Confidential Information to its employees and to third parties to the extent reasonably necessary for the purposes of this Agreement (each a “Recipient of ABWN.”)

10.4

The Receiving Party shall ensure that each person who receives Confidential Information pursuant to Section 10.2 of this Agreement (a “Recipient”) is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement, as if the Recipient was a party to this Agreement. The Receiving Party shall be liable for any and all acts or omissions of its Recipient which violate the Receiving Party’s obligations of confidentiality hereunder.

10.5

The Receiving Party may disclose Confidential Information when disclosure is required by law, a court of competent jurisdiction or by a regulatory body with authority over its business, provided that the Receiving Party gives the Disclosing Party as much notice as is reasonably possible of the disclosure.

10.6	The obligations contained in this Article 10 do not apply to Confidential Information which:

10.6.1	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient.

10.6.2	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

10.6.3	was developed by the Receiving Party independently from and without reference to the Confidential Information of the Disclosing Party; or

10.6.4	subsequently comes lawfully into the possession of the Receiving Party from a third party.

10.7

For the purposes of this article, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement, including, without limitation, any information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, Intellectual Property Rights, market opportunities and business affairs or those of its customers, or other contacts.

10.8	The Receiving Party’s obligation with respect to the Confidential Information of the Disclosing Party shall survive the termination or expiration of this Agreement.

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11.	OWNERSHIP RIGHTS

11.1	It is understood and agreed that the Custom Software is being developed by TDT for the sole and exclusive use of ABWN, and ABWN shall be deemed the sole and exclusive owner of all right, title, and interest therein, including all copyright and proprietary rights relating thereto. All work performed by TDT on the Custom Software and any supporting materials and documentation therefor shall be considered as “Work Made for Hire” (as such are defined under the Unites States Copyright Laws) and, as such, shall be owned by and for the sole and exclusive benefit of ABWN.

11.2	ABWN has the right to use or not use the Custom Software and to use, reproduce, re-use, alter, modify, edit, or change the Custom Software as it sees fit and for any purpose.

11.3	In the event that it should be determined that any of Custom Software or supporting documentation does not qualify as a “Work Made for Hire,” TDT will and hereby does assign to ABWN for good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, all right, title, and interest that it may possess in such Custom Software and the underlying materials and documentation, including, but not limited to, all copyright and proprietary rights relating thereto. Upon request, TDT will take such steps as are reasonably necessary to enable ABWN to record such assignment at its own cost and expense.

11.4	TDT will sign, upon request, any documents needed to confirm that the Custom Software or any portion thereof is a Work Made for Hire and to effectuate the assignment of its rights to ABWN.

11.5	TDT will assist ABWN and its agents, upon request, in preparing United States and foreign copyright, trademark, and/or patent applications covering the Custom Software. TDT will sign any such applications, upon request, and deliver them to AIBORNE. ABWN will pay all expenses that it causes to be incurred in connection with such copyright, trademark, and/or patent protection.

12.	INDEMNITY

12.1	TDT Infringement Indemnity.

12.1.1

TDT shall indemnify ABWN from and against any and all costs (including reasonable legal fees), expenses, claims, damages, losses, actions and judgements which ABWN may suffer as a direct result of any third party claim that any Custom Software developed by TDT, or any portion thereof, in the normal course infringes the Intellectual Property Rights of any third party.

12.1.2

Indemnification under this Section 12.1 is contingent on TDT being notified promptly of such action, claim, suit or proceeding in writing and being given authority, control and full and proper information and assistance (at TDT’s cost) in the defense and settlement of such action, claim, suit or proceeding.

12.1.3

If TDT’s products, the Custom Software, or other software, content, data or other materials provided by or on behalf of TDT under this Agreement become, or in TDT’s reasonable good faith opinion are likely to become the subject of such a claim of infringement, TDT may at its option and expense (1) within a commercially reasonable period of time secure for ABWN the right to continue using the allegedly infringing items; (2) within a commercially reasonable period of time replace or modify the allegedly infringing items to make them non-infringing; (3) litigate with the alleged infringer, and/or (4) terminate this Agreement with respect to such infringing item only, without prejudice to any rights ABWN may have under Paragraph 12.1.1 of this Agreement or otherwise under this Agreement in respect of the said infringement or said termination.

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12.1.4

Notwithstanding the foregoing, TDT has no obligation to ABWN under this indemnity in connection with any claim or allegation to the extent resulting directly from (i) the negligent use of the Custom Software developed hereunder by TDT, other software developed by TDT, content or data provided by or on behalf of TDT hereunder; or (ii) the use of the Custom Software developed by TDT, other software developed by TDT, content, or data provided hereunder by or on behalf of TDT other than in accordance with this Agreement and the documentation, manuals or other written instructions or specifications provided by or on behalf of TDT; or (iii) modifications or alterations to any of the Custom Software developed by TDT, other software developed by TDT, content or data provided by or on behalf of TDT which are made other than by TDT; or (iv) ABWN’s failure to use corrections or enhancements made available by or on behalf of TDT; or (v) ABWN’s use of the Custom Software developed by or on behalf of TDT, content or data provided by or on behalf of TDT in combination with any product or information not owned or developed or provided by TDT or any third party (other than ABWN) on behalf of TDT; or (vi) ABWN’s distribution, marketing or use for the benefit of third parties (other than by using in the normal course marketing material(s) provided by or on behalf of TDT and/or otherwise as specifically allowed under this Agreement) of the Custom Software developed hereunder by TDT, other software developed by TDT hereunder, content or data provided hereunder by on or behalf of TDT; or (vii) information, data, hardware, software or other materials provided hereunder by ABWN or any third party on behalf of ABWN; or (viii) Custom Software or other software developed by ABWN or a third party on behalf of ABWN hereunder.

12.2	ABWN Infringement Indemnity.

12.2.1

ABWN shall indemnify TDT from and against any and all costs (including reasonable legal fees), expenses, claims, damages, losses, actions and judgements which TDT may suffer as a direct result of any third party claim that any Custom Software developed by ABWN or a third party (other than TDT) on behalf of ABWN, or any portion thereof, in the normal course infringes the Intellectual Property Rights of any third party.

12.2.2

Indemnification under this Section 12.2 is contingent on ABWN being notified promptly of such action, claim, suit or proceeding in writing and being given authority, control and full and proper information and assistance (at ABWN’s cost) in the defense and settlement of such action, claim, suit or proceeding.

12.2.3

If the Custom Software developed by ABWN or a third on behalf of ABWN, other software developed or provided by ABWN or a third party on behalf of ABWN, content, data or other materials provided by or on behalf of ABWN hereunder become, or in ABWN’s reasonable good faith opinion are likely to become the subject of such a claim of infringement, ABWN may at its option and expense: (1) within a commercially reasonable period of time secure for TDT the right to continue using the allegedly infringing items; (2) within a commercially reasonable period of time replace or modify the allegedly infringing items to make them non-infringing; (3) litigate with the alleged infringer; and/or (4) terminate this Agreement only, without prejudice to any rights TDT may have under Paragraph 12.2.1 or otherwise under this Agreement in respect of the said infringement or said termination.

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12.2.4

Notwithstanding the foregoing, ABWN has no obligation to TDT under this indemnity in connection with any claim or allegation to the extent resulting directly from: (i) the negligent use of the Custom Software developed by ABWN or a third partyon behalf of ABWN hereunder, other software developed or provided by ABWN or a third party on behalf of ABWN hereunder, content, data or other materials provided by or on behalf of ABWN hereunder; or (ii) the use of the Custom Software developed by ABWN or a third party on behalf of ABWN hereunder, other software developed or provided by ABWN or a third party on behalf of ABWN hereunder, content, data or other materials provided by or on behalf of ABWN hereunder other than in accordance with this Agreement and the documentation, manuals or other written instructions or specifications provided by or on behalf of ABWN; or (iii) modifications or alterations to any of the Custom Software developed by ABWN or a third party on behalf of ABWN hereunder, other software developed or provided by ABWN or a third party on behalf of ABWN hereunder, content, data or other materials provided by or on behalf of ABWN hereunder which are made other than by ABWN or its designee or subcontractor (which designee or subcontractor may, at the request of ABWN, be TDT (iv) TDT’s failure to use corrections or enhancements made available by or on behalf of ABWN; or (v) TDT’s distribution, marketing or use for the benefit of third parties (other than by using in the normal course of marketing material(s) provided by or on behalf of ABWN and/or otherwise as specifically allowed under this Agreement) of the Custom Software developed by ABWN or a third party on behalf of ABWN hereunder, other software developed or provided by ABWN or a third party (other than any TDT Group member(s)) on behalf of ABWN hereunder, content, data or other materials provided hereunder by or on behalf of ABWN hereunder; or (vii) information, data, hardware, software or other materials provided hereunder by TDT or the TDT Group or any third party (other than by or on behalf of ABWN) on behalf of TDT or the TDT Group; or (viii) Custom Software developed by any TDT Group member(s) on behalf of ABWN hereunder.

13.	GENERAL INDEMNITY AND LIABILITY

Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and its officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnified Party arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of the performance of this Agreement and/or any breach of this Agreement by the Indemnifying Party, its officers, directors, agents, employees and subcontractors.

14.	TERM AND TERMINATION

14.1	This Agreement shall be for a term of twelve (12) months from the Effective Date.

14.2

1A party (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other party (the “Breaching Party”) on or at any time after the occurrence of an event specified in Section 14.2 of this Agreement in relation to the Breaching Party.

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14.3	The events are:

14.3.1

the Breaching Party is in material breach of an obligation under this Agreement and, if the breach is capable of remedy, failing to remedy the breach within 30 days starting on the day after receipt of written notice from the Initiating Party giving details of the breach and requiring the Breaching Party to remedy such breach;

14.3.2	the Breaching Party adopts a resolution for its winding up or a court of competent jurisdiction making an order for the Breaching Party’s winding up or dissolution; or

14.3.3

the making of an order by a court of competent jurisdiction in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Breaching Party.

14.4	ABWN may terminate work under a Delivery Order upon written notice to TDT:

14.4.1	in the event that ABWN rejects any amended Design Specifications pursuant to Section 3.1;

14.4.2	in the event that the Custom Software fails to pass ABWN Alpha Testing as more particularly described in Article 6;

114.4.3	in the event that the Custom Software fails to pass the Beta Testing as more particularly described in Article 7; or

14.4.4	for cause, at any Milestone, as provided in Section 5.6.

14.5	In the event of termination, each party will return all proprietary Confidential Information or tangible property of the other party which is in its possession to the other party.

14.6

Unless otherwise provided in this Agreement, immediately upon termination ABWN shall pay to TDT all outstanding invoices and other payments due to TDT in respect of Milestones attained by TDT and TDT shall pay to ABWN any sums accrued and due hereunder to ABWN.

14.7

Both parties shall have an obligation to take such action as may be reasonably necessary to minimize damages to the parties on termination of this Agreement, including, without limitation, minimizing all contractual obligations that but for this Agreement, neither party would have entered into.

15.	DISPUTE RESOLUTION

15.1	This Agreement shall be governed by and construed in accordance with Nevada law.

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15.2	Initial Procedures.

The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the President of TDT and the President of ABWN will attempt to reach an amicable resolution. If either of them determines that an amicable resolution cannot be reached, they shall submit such dispute in writing (a “Dispute Notice”), to the Chairman of the Board of Directors of TDT and the Chairman of the Board of Directors of ABWN (the “Management Representatives”), who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

15.3

Except as otherwise provided in this Agreement, neither party shall be permitted to bring any proceedings against the other (except for injunctive relief) until the earlier of (i) the date the Management Representatives conclude in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days from the date of submission of a Dispute Notice by either party.

16.	FORCE MAJEURE

16.1	If a party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations (other than the payment of monies) under this Agreement by a Force Majeure Event:

16.1.1	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

16.1.2

as soon as reasonably possible after the start of the Force Majeure Event the Affected Party shall notify the other party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

16.1.3	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

16.1.4

as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

16.2

If the Force Majeure Event continues for more than three months starting on the day the Force Majeure Event starts, the non-Affected Party may terminate this Agreement by giving not less than 30 days’ written notice to the Affected Party.

16.3

In this article, “Force Majeure Event” means an event beyond the reasonable control of the Affected Party including, without limitation, act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, or regulation, an accident or breakdown of plant or machinery not due to the negligence of the Affected Party, fire, flood and storm.

17.	NON-SOLICITATION

During the Term, neither party shall employ, solicit or make any offers to employ any employees used by the other in connection with the performance of the services contemplated by this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld. The non-breaching party shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the party in breach of this article in an amount equal to three months’ salary of any employee that party employs, solicits or offers to employ in breach of this article.

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18.	MISCELLANEOUS

18.1

Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other, save that a party shall not unreasonably withhold its consent to the assignment or delegation by the other of its rights and/or obligations to a majority-owned subsidiary of that party, provided that it is satisfied that such subsidiary has the financial and other resources in order properly to perform that party’s obligations hereunder. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto

ABWN hereby expressly acknowledges and confirms that certain of TDT’s obligations hereunder have historically been outsourced/sub-contracted by TDT and that these arrangements may continue during the Term. Notwithstanding the foregoing, TDT shall remain fully responsible and liable for any and all obligations performed by any such subcontractor, and ABWN shall not be required to seek recourse against any such subcontractor in lieu of or prior to seeking recourse against TDT.

18.2

Any notice, communication, direction or instrument required or permitted to be given pursuant to this Agreement shall be given in writing by (i) facsimile or electronic transmission or similar method, if confirmed by mail as herein provided; (ii) by mail, if mailed postage prepaid, by certified mail, return receipt requested; or (iii) hand delivery to any party at the addresses of the parties specified below. If given by facsimile or electronic transmission or similar method, or by hand delivery, such notice, communication, direction or instrument shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the second (2nd) business day following the day after which it was mailed. Any party may, from time to time by similar notice, give notice of any change of address, and in such event, the address of such party shall be deemed to be changed accordingly. The address, telephone number, facsimile transmission number and email address of each party are:

Name:	ABWN WIRELESS NETWORK

For the attention of:	Michael J. Warren

Address:	4115 Guardian Street, Suite C Simi Valley, California 93063

Contact Info:	Michael@airbornewirelessnetwork.com +1 805-583-4302

Name:	Thinking Different Technology

For the attention of:	Software Development LNO

Address:	Schoonoord Road 2215 EH Voorhout The Netherland

Contact Info:	e-mail ___________________
Phone ___________________

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18.3

TDT is acting as an independent contractor in providing its services. TDT personnel shall remain TDT’s employees for all purposes, including, but not limited to, determining responsibility for all payroll-related obligations. TDT shall at all times be responsible for supervising, directing and coordinating the professional responsibilities and duties of all TDT personnel in respect of their performance of work carried out under this Agreement. Except as otherwise expressly provided in this Agreement, TDT does not undertake to perform any obligations of ABWN, whether regulatory or contractual, or to assume any responsibility for the management of ABWN business.

18.4

If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement which shall remain in force.

18.5

No delay or omission by either party to exercise any right or power under this Agreement or pursuant to applicable law shall impair such right or power to be construed as a waiver thereof. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any other covenant or succeeding breach. All waivers must be given in writing by the waiving party to be effective.

18.6

All media releases, public announcements and public disclosures by either party relating to this Agreement, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements, shall be approved by both parties prior to such release.

18.7

This Agreement (including its Schedules) constitutes the entire agreement between the parties regarding the Custom Software and supersedes all prior agreements and understandings. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.

18.8	This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.

18.9

Except as expressly specified by the provisions of this Agreement, this Agreement shall not be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim pursuant to, or by reason of, this Agreement or of any term or condition of this Agreement.

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18.10

Such provisions of this Agreement as are required to survive its termination or expiration in order to give full force and effect to the rights and obligations of the parties hereunder shall be deemed to so survive.

18.11	By executing this Agreement, each party, for itself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement. Each party represents, warrants and covenants that such party executes and delivers this Agreement of its own free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical. Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's own independent judgment.

18.12	The provisions of this Agreement, in all cases, shall be construed in accordance with the fair meaning of those provisions, as if prepared by both parties and not strictly for or against either party. Each party has reviewed this Agreement. The rule of construction which requires a court to resolve any ambiguities against the drafting party shall not apply in interpreting the provisions of this Agreement.

18.13	This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TDT		ABWN WIRELESS NETWORK

By:	/s/ Evert Vandenbrandhof	By:	/s/ MJ Warren

Its:		Its:	CEO/ABWN

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SCHEDULE 1 (TBIS)

DELIVERY ORDER # 1 DTD ____________

TO SOFTWARE DEVELOPMENT AGREEMENT

BETWEEN TDT AND ABWN

STATEMENT OF WORK:

1.	The ABWN has delivered to TDT a proprietary “high-level” system description request of the ABWN “Infinitus” system.

2.	The parties have agreed that TDT shall work closely with ABWN’s hardware engineers and system integrators (consultant or company-employed) to ensure compatibility of all associated airborne and ground-based/maritime components.

3.	The Parties have agreed to first develop the required portions of the network, which will provide a functional network (Air and Ground – Control, Command, Communication and Coordination for “Infinitus”); the “add on” components of the proposed system will be developed as the system is rolled out.

A)	Specifications –

Each of the items identified in the proprietary document which is described in the GENERAL section of this Schedule has been broken down the module level; ABWN and TDT agree that together, they will further analyze the Software, Firmware and Hardware -requirements, on which TDT then would base its Software.

ABWN relies on the expertise of TDT to successfully identify and address these requirements. These final Specifications, which when completed and agreed by the Parties, shall become both the network’s and component level’s “Specifications”.

B)	Testing and Commissioning –

TDT will be responsible for conducting all activities required to Test and Commission the Software at locations specified by herein and in the attached addenda, if any.

DELIVERABLES:

1.	TDT has committed to help specify, develop and/or support ABWN’s firmware, hardware and software, and TDT has agreed to evaluate all third-party equipment interfaces to be compatible in order to ensure that ABWN’s network would be functional.

2.	Based on the agreed understanding of the scope of the above (item A), ABWN and TDT shall further define the specifications, and once defined, TDT shall design, develop, test, and implement the Software in accordance with the above Specifications and determine “The Deliverables”. TDT shall use reasonable efforts to deliver the Software to ABWN, at the milestone dates as mutually agreed following the actions in Item A.

3.	As the agreement between the parties is based on an ongoing development process with monthly progress payments. The Parties have agreed to hold monthly progress review meetings and to adjust staffing as deemed needed by ABWN’s development manager, based on dialogue with TDT’s chief engineer.

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IMPLEMENTATION SCHEDULE AND PAYMENT:

1.	SCHEDULE: Set out Milestones: TBIS

2.	PAYMENTS & COMPENSATION:

A.	Deposit amount:

ABWN shall pay TDT a start-up fee of $35,000 (USD) upon signing this agreement or at such time both parties agree in writing, to cover initial expenses TDT will have to cover on behalf of ABWN; this includes, but is not limited to initial engineering review and associated costs. Although some preliminary evaluation may have taken place, TDT agrees to formally commence development of the Software upon receipt of this fee.

B.	Expiration of Agreement –

This agreement will expire 12 calendar-months from the date indicated on top of page one (1) of the Software Development and Compensation Agreement, unless terminated under the terms of section 18, “Termination”.

C.	Extension of the Agreement –

This Agreement shall be extended by mutual consent only, in the event the Parties agree that more time is required to finalize or troubleshoot The Software. The parties shall determine and agree on the size of the software team required and on the appropriate monthly fees.

D.	Early Completion Bonus –

Should TDT complete the software, identified in Schedule A, in less time than the time allocated, TDT would receive a bonus equal to the difference between 12 months and the date on which the software is accepted by ABWN (the formula used is based on a 5-day work week, and 4.345 weeks per month and the average of persons used/monthly fees paid).

E.	Travel expenses –

Should ABWN require TDT’s staff to travel as part of the overall development process, ABWN shall cover all travel and per diem expenses, provided that this travel is pre-authorized in writing by ABWN.

F.	Expenses associated with training –

TDT shall provide the training as part of its monthly agreement with ABWN; all travel and per diem costs associated with this training shall be pre-authorized and borne by ABWN.

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G.	Third-party Licensing Fees –

ABWN shall pay any required third-party software licensing fees which TDT may incur on behalf of ABWN, provided TDT notifies ABWN of the need for such fees, and ABWN reviews and agrees to pay these.

H.	Expenses –

ABWN shall pay TDT $1500 a month for expenses which TDT incurs in developing the Software, provided that incurred amounts exceeding $1500 per month are pre-approved in writing by ABWN

I.	Payment Due Date –

Monthly payments are due the first of each month; except as agreed otherwise in writing, all approved expenses will be paid within 30 days of receipt and approval by ABWN.

J.	Third Party Licenses –

ABWN shall pay for any third-party software licenses, which TDT must obtain on behalf of ABWN, provided the ABWN agrees in writing, prior to the acquisition of such licenses.

K.	Should additional interface and/or troubleshooting time be required; this should be negotiated by the parties and will be by mutual consent.

L.	All billing and payments will be made monthly

PERSONNEL:

1.	TDT will appoint and establish an individual to act as the designated Liaison Officer (LNO) to function as a go-between and representative for TDT.

2.	Ramp-up period

The parties agree that there will be a ramp up period during which TDT will add and train additional software development talent to arrive at the staffing-level to reach the milestones which the parties have and/or will together establish. Agreed ramp-up period may be based on one to three months Three personnel, three to six months up to six personnel, and the last six months up to nine personnel.

3.	Monthly fees/personnel

Until amended by mutual consent, ABWN agrees to pay TDT a fixed monthly fee of €9,000 per software developer and designated LNO per month, for the first year of this agreement an in accordance with the agreed upon ramp-up structure for Software Development and Compensation Agreement. This cost is the net cost to ABWN and includes all taxes and fees. During the initial ramp-up period, as previously discussed, the personnel count will be limited to three (3) persons, plus the LNO.

4.	Amendments to the monthly fee/personnel –

Upon consultation with TDT, and with the written approval of ABWN, the parties agree to increase size of the software development team (up to 9 persons maximum) and the resulting monthly fees to reflect this increase, to accelerate the development program. Upon reaching established milestones, the number of software developers may decrease and, at that time, the parties agree to reduce the monthly fees accordingly.

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INTELLECTUAL PROPERTY OWNERSHIP

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

TDT	ABWN

By:	By:
Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

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SCHEDULE 2

CHANGE ORDER PROCEDURE

CHANGE ORDER PROCEDURE

Step 1. Change Identification

Should ABWN wish to request a change in any Design Specifications, it shall submit a change request to TDT. This request (“Change Request”) shall be in writing, authorized by the ABWN Project Coordinator, and submitted to the TDT Project Coordinator.

Step 2. Analysis

The TDT Project Coordinator will handle all initial Change Requests submitted by ABWN, and will assign the appropriate level of technical support personnel to review each such request. TDT personnel will review each request and either produce a proposal with initial designs addressing the parameters specified by ABWN. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Software Development Agreement including the Development Fees. The TDT Project Coordinator will submit the proposal to ABWN for its review and approval.

Step 3. Analysis Review.

ABWN will review TDT’s proposal and will authorize TDT in writing to perform one of the following actions:

A.	cancel initial request (no charges incurred, no change to the Design Specifications)

B.	perform change at rates and upon terms specified in the proposal submitted by TDT pursuant to Step 2 above

C.	enter negotiations as to rates and/or terms which will apply to the change

Step 4. Implementation

TDT will respond to the corresponding ABWN authorization (as set forth in Step 3 above) as follows:

A.	cancel all efforts

B.	begin implementation of change

C.

negotiate rates quoted and/or terms and conditions specified in the proposal submitted by TDT pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by TDT pursuant to Step 2)

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SCHEDULE 3

QUARTERLY PROGRESS PAYMENT IN EQUITY

Equity Payments for Quarterly Progress

Step 1. Payments in Equity based on Performance for Software Development

A	As part of this agreement between ABWN and TDT, ABWN, in its sole discretion, is offering to TDT Ownership a performance based equity payment, in the form of ABWN shares as a Quarterly Based Performance incentive.

B	This compensation shall occur quarterly and shall be based on 25% of the fees paid during the prior three months, and shall be based on the average share price during the prior 120 day’s stock prices. This payment is at the sole discretion of ABWN and based on agreed upon milestones and ABWN’s evaluation based on review of TDT’s performance against these milestones

C	This Performance Bonus will be paid to TDT Ownership only.

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